Exhibit 99

THE GORMAN-RUPP COMPANY ANNOUNCES CFO SUCCESSION PLAN

Mansfield, Ohio – July 24, 2026 – The Gorman-Rupp Company (NYSE: GRC) announces that James C. Kerr, Executive Vice President and Chief Financial Officer, will be succeeded as Chief Financial Officer by current Vice President of Finance, Ronald F. Stoops, effective October 1, 2026. Mr. Kerr will assist with the transition and will continue to serve as a senior advisor to the Company until his retirement at a later date.

Mr. Kerr joined Gorman-Rupp in 2016 and has served as Chief Financial Officer since 2017. During his tenure he has been instrumental in guiding Gorman-Rupp’s finance and accounting, strategic planning, information technology, investor relations, and acquisition capabilities to new levels while driving the organization to heightened financial performance.

Mr. Stoops joined Gorman-Rupp in 2020 and has held a number of financial roles, including most recently Vice President of Finance. During the past six years, Mr. Stoops has been involved in the Company’s financial reporting, tax compliance, external reporting, strategic planning, and investor relations efforts. Prior to joining Gorman-Rupp, he held financial positions with a publicly held global manufacturing company and started his career with the audit practice of KPMG. He has a B.S. in Business Administration, with a specialization in Accounting and Finance from The Ohio State University, Fisher College of Business.

Scott A. King, President and CEO, commented, “The Board of Directors and our management team thank Jim for his exceptional leadership and contributions to Gorman-Rupp. As CFO, his hands-on approach, depth of experience, and strategic acumen contributed to Gorman-Rupp’s success during a period of tremendous growth, profit improvement, and value creation for our shareholders. We wish Jim a happy retirement and are excited that Ron will continue Jim’s work to help further capitalize on the opportunities that are in front of us.”

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about the timing and impact of the Company’s CFO succession and other important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.